Exhibit 99.1


                                SJW CORP. ANNOUNCES
                          SECOND QUARTER FINANCIAL RESULTS

                 Board Declares Quarterly Dividend on Common Stock

     SAN JOSE, CA, July 23, 2008 - SJW Corp. (NYSE: SJW) today reported operating revenue for the second quarter ended June 30, 2008 of $60.1 million versus $55.1 million for the same period in 2007, representing an increase of $5.0 million. The increase in revenue was primarily attributable to cumulative rate increases and increased demand for water.

     Net income was $6.3 million for the quarter. Diluted earnings per common share were $0.34, compared to $0.29 per share for the second quarter in 2007.

     Water production cost for the second quarter of 2008 was $25.6 million versus $24.1 million for the same period in 2007, representing an increase of $1.5 million. Higher per-unit costs for purchased water and groundwater extraction charges contributed $1.6 million to the increase along with $488,000 due to higher demand. These expenses were partially offset by $589,000 which is attributable to lower spending on purchased water due to increased surface water supply compared to a year ago.

     Non-water production cost for the second quarter of 2008 was $20.6 million versus $19.1 million for the same period in 2007, representing an increase of $1.5 million. This was attributable to an increase of $441,000 in other operating expenses, $383,000 in administrative and general expenses, $312,000 in depreciation expense, $277,000 in maintenance expenses and $67,000 in other expenses. Income tax expense increased $474,000 in the second quarter to $4.3 million in 2008 from $3.8 million in 2007 as a result of higher pre-tax income.

     Year-to-date operating revenue increased by $7.2 million to $101.3 million from $94.1 million in the first six months of 2007. The increase was attributable to $5.9 million in cumulative rate increases, $646,000 in increased customer demand, $450,000 from new customers, and $122,000 from other sources.

     Year-to-date net income was $9.0 million, compared to $7.5 million in 2007. Diluted earnings per common share were $0.48 in the first six months of 2008, compared to $0.41 per share for the same period in 2007.

     Year-to-date water production costs increased to $39.1 million from $37.9 million in 2007. The increase was primarily attributable to $2.5 million in higher costs for groundwater extraction and purchased water, offset by $1.5 million due to increased surface water supply. Non-water production cost increased $2.3 million to $40.8 million from $38.5 million. Components of the increase included $762,000 in depreciation expense, $529,000 in maintenance expenses, $503,000 in other operating expenses, $432,000 in administrative and general expenses, and $75,000 in other expenses. Income tax expense increased $854,000 year-to-date due to higher income.

     The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.16125 per share. The dividend is payable on September 1, 2008 to shareholders of record on August 4, 2008.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc. and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas. SJW Land Company owns and operates commercial buildings, has a majority interest in a real estate partnership, and has properties in the states of California, Florida, Connecticut, Texas, Arizona and Tennessee.


This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The results for a quarter are not indicative of results for a full year due to seasonality. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.



                                  SJW Corp.
                 Condensed Consolidated Statements of Income
                           and Comprehensive Income
                                (Unaudited)
                (thousands of dollars, except per share data)

                                     THREE MONTHS ENDED      SIX MONTHS ENDED
                                           JUNE 30,              JUNE 30,
                                        2008       2007       2008      2007

OPERATING REVENUE                    $60,058     55,135    101,311    94,152
OPERATING EXPENSE:
  Operation:
    Purchased water                   14,176     13,287     21,172    22,613
    Power                              2,010      2,264      3,076     3,176
    Groundwater extraction charge      9,417      8,555     14,833    12,121
    Total production costs            25,603     24,106     39,081    37,910

    Administrative and general         5,648      5,265     11,487    11,055
    Other                              4,069      3,628      7,752     7,249
  Maintenance                          3,272      2,995      6,316     5,787
  Taxes, other than income             1,641      1,574      3,231     3,156
  Depreciation & amortization          5,984      5,672     12,047    11,285
  Income taxes                         4,309      3,835      6,095     5,241

    Total operating expense           50,526     47,075     86,009    81,683

OPERATING INCOME                       9,532      8,060     15,302    12,469

Interest on long-term debt
  and other                           (3,254)    (2,654)    (6,306)   (4,941)

NET INCOME                            $6,278      5,406      8,996     7,528

Other comprehensive income
  (loss), net                         (3,491)    (  539)    (2,758)   (1,889)

COMPREHENSIVE INCOME                  $2,787      4,867      6,238     5,639


Earnings per share
   -Basic                              $0.34       0.30       0.49      0.41
   -Diluted                            $0.34       0.29       0.48      0.41

Dividend per share                     $0.16       0.15       0.32      0.30

Weighted average shares outstanding
  - Basic                             18,403     18,325     18,390    18,313
  - Diluted                           18,596     18,539     18,594    18,528




                                    SJW Corp.
                       Condensed Consolidated Balance Sheets
                                   (Unaudited)
                             (thousands of dollars)

                                                    June 30      December 31
                                                       2008             2007
ASSETS
UTILITY PLANT:
  Land                                             $  5,704            5,695
  Depreciable plant and equipment                   820,732          778,277
  Construction in progress                           11,208           24,298
  Intangible assets                                   8,040            8,040
     Total utility plant                            845,684          816,310
Less accumulated depreciation and amortization      265,194          255,025
     Net utility plant                              580,490          561,285
NONUTILITY PROPERTY:                                 88,029           88,029
Less accumulated depreciation and amortization        4,672            3,834
     Net nonutility property                         83,357           84,195
CURRENT ASSETS:
  Cash and cash equivalents                           1,836            2,354
  Accounts receivable and accrued
   unbilled utility revenue                          35,243           26,823
  Prepaid expenses and other                          2,021            2,414
    Total current assets                             39,100           31,591
OTHER ASSETS:
  Investment in California Water Service Group       36,045           40,720
  Unamortized debt issuance and
    reacquisition costs                               3,257            3,345
  Regulatory assets                                  44,088           44,712
  Other                                               1,609            1,478
                                                     84,999           90,255
                                                   $787,946          767,326
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common stock                                     $  9,592            9,564
  Additional paid-in capital                         19,738           18,723
  Retained earnings                                 198,302          195,331
  Accumulated other comprehensive income             10,558           13,316
  Shareholders' equity                              238,190          236,934
  Long-term debt, less current portion              217,033          216,312
    Total capitalization                            455,223          453,246
CURRENT LIABILITIES:
  Line of credit                                     15,500            5,000
  Current portion of long-term debt                     643              622
  Accrued groundwater extraction charge and
    purchased water                                   9,065            5,595
  Purchased power                                     1,499              514
  Accounts payable                                    6,194            9,268
  Accrued interest                                    4,567            4,522
  Accrued taxes                                         395              791
  Other current liabilities                           7,154            6,642
  Total current liabilities                          45,017           32,954
DEFERRED INCOME TAXES AND CREDITS                    77,414           76,378
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS
  IN AID OF CONSTRUCTION                            179,081          175,167
POSTRETIREMENT BENEFIT PLANS                         24,816           23,357
OTHER NONCURRENT LIABILITIES                          6,395            6,224
                                                   $787,946          767,326